UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2004

ROYAL BODYCARE, INC.

(Exact name of registrant as specified in its chapter)

NEVADA	33-20323	91-2015186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 CROWN COURT, IRVING, TEXAS	75083
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 972-893-4000

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On July 20, 2004, the Company entered into a ten-year exclusive distributorship agreement (the “Agreement”) with Coral Club International, Inc., a Canadian corporation (“CCI”). This Agreement replaces a five-year exclusive distributorship agreement between the parties that was set to terminate in September 2004 (the “Original Agreement”). The public announcement was made by means of a press release, the text of which is set forth in Exhibit 99.1 hereto.

Under terms of the Agreement, CCI’s territory expands beyond countries in the former Soviet Union to include certain additional countries, primarily in Eastern Europe. In consideration of the rights granted to CCI under the Agreement, CCI is required to purchase certain minimum amounts of products each year, plus pay a monthly royalty calculated as a percentage of its sales in the territory. Minimum purchase requirements in the Agreement increased significantly from the minimum purchase requirements in the Original Agreement. Other terms of the Agreement are substantially the same as the Original Agreement.

During 2003, 2002 and 2001, the Company’s sales to CCI, including royalties, were approximately $3.5 million, $2.3 million and $1.1 million, respectively.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits

10.13	Exclusive Distributorship Agreement with Coral Club International, Inc.

99.1	Press Release dated July 26, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BODYCARE, INC. (Registrant)

Date: July 27, 2004	/s/ Steven E. Brown
(Signature)

Name and Title: Steve Brown, Chief Financial Officer

Exhibit Index

Exhibit Number	Description
*10.13	Exclusive Distributorship Agreement with Coral Club International, Inc.

*99.1	Press Release date July 26, 2004

*	Filed herewith